Exhibit 11.1

Statement regarding computation of per share earnings

The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                           Three Months Ended June 30,            Nine Months Ended June 30,
                                     -------------------------------------- -------------------------------------
                                                   2008               2007               2008               2007
                                     ------------------- ------------------ ------------------ ------------------
Net income (loss) allocable to
   common shares (numerator)            $    (1,628,649)    $   (1,352,062)    $   (9,458,836)    $  (1,1069,405)
                                     =================== ================== ================== ==================
Shares used in the calculation
(denominator)
Weighted average shares outstanding          11,998,789         14,264,394         12,631,476         14,374,452
   Effect of diluted stock options                   --                 --                 --                 --
                                     ------------------- ------------------ ------------------ ------------------
   Diluted shares                            11,998,789         14,264,394         12,631,476         14,374,452
                                     =================== ================== ================== ==================

Basic earnings per share                $         (0.14)    $        (0.09)    $        (0.75)    $        (0.02)
                                     =================== ================== ================== ==================

Diluted earnings per share              $         (0.14)    $        (0.09)    $        (0.75)    $        (0.02)
                                     =================== ================== ================== ==================